UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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U.S. Physical Therapy, Inc.
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U. S. PHYSICAL THERAPY, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE:     Tuesday, May 19, 2009

TIME:     9:00 a.m. (CT)

PLACE:   1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042

MATTERS TO BE ACTED ON:

1. Election of eleven directors to serve until the next annual meeting of stockholders.

2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2009.

3. Consideration of any other matters that may properly come before the meeting or any adjournments.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE ELEVEN NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Your Board of Directors has set Tuesday, March 31, 2009, as the Record Date for the Annual Meeting to be held on May 19, 2009 (“Annual Meeting”). Only holders of our common stock of record on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.

By Order of the Board of Directors,

Lawrance McAfee, Assistant Secretary

April 14, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ITEM 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
Director Compensation Table
Stock Owned by Directors, Nominees and Executive Officers
Stock Owned by Certain Beneficial Holders
Summary Compensation Table For the Fiscal Years Ended December 31, 2008, 2007 and 2006
Grant of Plan-Based Awards For Fiscal Year Ended December 31, 2008
Outstanding Equity Awards at Fiscal Year-End December 31, 2008
COMPENSATION COMMITTEE REPORT
ITEM 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2009

Annual Meeting:

Date:	Tuesday, May 19, 2009
Time:	9:00 a.m. (CT)
Place	1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042

Agenda:

Election of eleven director nominees.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 19, 2009:

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2009 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2008, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2009 Annual Meeting of Stockholders, Proxy Statement, proxy card and Annual Report for the year ended December 31, 2008 are available at http://materials.proxyvote.com/90337L. In accordance with the new rules, the materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors.

Who Can Vote:

All holders of record of our common stock at the close of business on March 31, 2009 are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.

Proxies Solicited By:

Your vote and proxy are being solicited by our Board of Directors for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 14, 2009 to all of our stockholders (any reference to shareholders and or stockholders shall denote and be referred to as stockholders) of record as of the close of business on the Record Date, Tuesday, March 31, 2009.

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Lawrance McAfee, our Assistant Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.

Proxies:

Properly executed but unmarked proxies will be voted FOR the election of our eleven director nominees and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2009. If you “withhold” your vote for any of the nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote your shares as directed by a majority of the Board of Directors.

Quorum:

Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters. The close of business on Tuesday, March 31, 2009, (“Record Date”) was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 11,779,718. The presence, in person or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting.

Cost of Proxy Solicitation:

We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions and Additional Information:

You may call our President and Chief Executive Officer, Christopher J. Reading, or our Chief Financial Officer, Lawrance W. McAfee, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 accompanies this Proxy Statement. We have filed an Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Lawrance McAfee, Assistant Secretary or by emailing us at investorrelations@usph.com.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ITEM 1 — ELECTION OF DIRECTORS

The accompanying proxy, unless marked to the contrary, will be voted in favor of the election of Daniel C. Arnold, Christopher J. Reading, Lawrance W. McAfee, Mark J. Brookner, Bruce D. Broussard, Dr. Bernard A. Harris, Jr., Marlin W. Johnston, J. Livingston Kosberg, Jerald L. Pullins, Regg E. Swanson and Clayton K. Trier. The Governance and Nominating Committee, which consists solely of directors that are independent under the applicable NASDAQ Listing Standards, recommended the eleven directors to the Board of Directors. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting.

The Board of Directors has determined that Messrs. Arnold, Brookner, Broussard, Johnston, Kosberg, Pullins, Trier and Dr. Harris are considered independent under the applicable NASDAQ Listing Standards. Messrs. McAfee and Reading, who are officers of the Company, and Mr. Swanson, who is an employee of the Company, are not considered independent under the applicable NASDAQ Listing Standards. The nominees for director are:

		Director
Nominees:	Age	Since	Position(s) Held

Daniel C. Arnold	79	1992	Chairman of the Board
Christopher J. Reading	45	2004	President, Chief Executive Officer and Director
Lawrance W. McAfee	54	2004	Executive Vice President, Chief Financial Officer and Director
Mark J. Brookner	64	1990	Director
Bruce D. Broussard	46	1999	Director
Dr. Bernard A. Harris, Jr.	52	2005	Director
Marlin W. Johnston	77	1992	Director
J. Livingston Kosberg	72	2004	Director
Jerald L. Pullins	67	2003	Director
Regg E. Swanson	55	2007	Director and Managing Director of STAR Physical Therapy, LP (*)
Clayton K. Trier	57	2005	Director

*	STAR Physical Therapy, LP is a subsidiary of the Company.

Director Biographies:

Daniel C. Arnold was named our Chairman of the Board on July 6, 2004. Mr. Arnold is a private investor engaged primarily in managing his personal investments. He previously served as Chairman of the Board of Trustees of the Baylor College of Medicine. He is currently serving only on the Board of U.S. Physical Therapy, Inc.

Christopher J. Reading was promoted to President and Chief Executive Officer and elected to our Board of Directors effective November 1, 2004. Prior to 2004, Mr. Reading served as our Chief Operating Officer since joining us in 2003. From 1990 to 2003, Mr. Reading served in various executive and management positions with HealthSouth Corporation where most recently he served as Senior Vice President of Operations responsible for over 200 facilities located in 10 states. Mr. Reading is a physical therapist.

Lawrance W. McAfee was promoted to Executive Vice President and elected to our Board of Directors effective November 1, 2004. Mr. McAfee also serves as our Chief Financial Officer, a position he has held since joining us in 2003. Mr. McAfee’s experience includes having served as Chief Financial Officer of three public companies and President of two private companies. From 2002 to 2003, he served as President and Chief Financial Officer of SAT Corporation, a software company.

Mark J. Brookner has served on our Board since August 1998. Mr. Brookner is currently a private investor. He served as our Chief Financial Officer from 1992 to 1998 and as our Secretary and Treasurer during portions of that period.

Bruce D. Broussard has served on our Board since 1999. Since February 2008, Mr. Broussard has been Chief Executive Officer and a Director of U.S. Oncology, Inc., a cancer-care services company formerly listed on The Nasdaq Stock Market. Prior to that time, since November 2005, Mr. Broussard was the President of U.S. Oncology, Inc. From August 2000 through October 2005, he was the Chief Financial Officer of U.S. Oncology, Inc. From December 1997 to August 2000, Mr. Broussard was the Chief Executive Officer of HarborDental Properties, a dental development company specializing in free-standing upscale dedicated dental buildings. Mr. Broussard served as the Chief Financial Officer for Regency Health Services, Inc., a national chain of nursing homes and provider of long-term health services formerly listed on the New York Stock Exchange, from 1996 to 1997 and as a Director and Chief Financial Officer for Sun Health Care Group, a health care provider, from 1993 to 1996.

Dr. Bernard A. Harris joined our Board on August 23, 2005. From 2001, Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a venture capital firm that invests in early stage medical informatics and technology. From 2006, Dr. Harris has served as a Class III director of Sterling Bancshares, Inc., a bank holding company. From 1996 to 2001, he served as Chief Medical Officer and Vice President for Space Hab, an aerospace company. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.

Marlin W. Johnston has served on our Board since 1992. Mr. Johnston has been a management consultant with Tonn & Associates, a management consulting firm, since 1993. During 1992 and 1993, Mr. Johnston served as a management consultant to the Texas Department of Health and the Texas Department of Protective and Regulatory Services.

J. Livingston Kosberg rejoined our Board of Directors on July 6, 2004 and served as our interim Chief Executive Officer in 2004. Mr. Kosberg previously served as our Chief Executive Officer from 1992 to 1995 and as our Chairman of the Board from 1992 to 2001. Mr. Kosberg has been involved in a variety of industries, including healthcare, finance and construction, and currently serves as an advisor to several investment funds.

Jerald L. Pullins has served on our Board since 2003.  He is currently engaged in the development and management of private enterprises in the healthcare field. From October 2007 to the present, Mr. Pullins has been the Managing Member of SeniorCare Homes, LLC, which develops, owns and operates supervised, residential homes for senior citizens with Alzheimers, dementia and other memory impairment conditions. From 2007 to present, he has also served as Chairman of the Board of Directors of Pet Partners, LLC, a private enterprise involved in the acquisition and management of primary care, small animal veterinary hospitals.

Regg E. Swanson joined our Board on September 6, 2007. Mr. Swanson is Managing Director of STAR Physical Therapy, LP, a subsidiary of the Company. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a licensed athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.

Clayton K. Trier joined our Board on February 23, 2005. Mr. Trier is a private investor. He was a founder and former Chairman and Chief Executive Officer of U.S. Delivery Systems, Inc., which developed the first national network providing same-day delivery service, from 1993 to 1997. Before it was acquired in 1996, U.S. Delivery was listed for two years on the New York Stock Exchange.

The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Continental Stock Transfer & Trust Co. will tabulate the votes cast by proxy or in person at the Annual Meeting.

All of our nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES FOR DIRECTOR

NAMED IN THE PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independent Directors

The Board currently consists of eleven directors, eight of whom the Board has affirmatively determined have no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the applicable NASDAQ Listing Standards. Specifically, the Board determined that the eight members of the Board are “independent” as defined in Rule 4200 of the NASDAQ Marketplace Rules, and the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Exchange Act.

Attendance at Board Meetings and Board Committees

The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. All committees act for the Company. The Board of Directors is comprised of a majority of independent directors as required by the applicable NASDAQ Listing Standards.

The Board has the following standing committees: (i) Governance and Nominating, (ii) Corporate Compliance (sub-committee of the Audit Committee), (iii) Compensation, and (iv) Audit Committees. During 2008, the Board of Directors met eight times, the Governance and Nominating Committee met once, the Corporate Compliance Committee met four times, the Compensation Committee met four times and the Audit Committee met seven times. Each of our directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees on which he served. These committees are constituted as follows:

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Messrs. Arnold (Chairman), Broussard and Trier, all of whom are “independent”, as defined in the applicable NASDAQ Listing Standards. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet twice a year and operates under a written charter, a copy of which is available on our website at www.usph.com.

Nomination Criteria.  In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the health care sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; diversity; size of the Board of Directors; and regulatory obligations. In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the applicable NASDAQ Listing Standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the applicable NASDAQ Listing Standards, and the level of the candidate’s financial expertise. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Stockholder Nomination Procedures.  The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination, he or she must give written notice to our Corporate Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (i) the name and address of such stockholder, and (ii) the number of shares of our common stock which are beneficially owned by such stockholder.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as a director of the Company. The committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Corporate Compliance Committee

The Corporate Compliance Committee is a sub-committee of the Audit Committee, and consists of three independent directors. The current members of the committee are Messrs. Johnston (Chairman) and Pullins, and Dr. Harris, all of whom are “independent,” as defined in the applicable NASDAQ listing standards. The committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Compliance Officer (“CO”) and other compliance, management, operations and/or legal personnel. The CO is in ongoing contact with the Chairman of the committee. The committee meets at least two times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management.

Compensation Committee

The current members of the Compensation Committee are Messrs. Arnold (Chairman), Broussard, Kosberg and Trier all of whom are “independent”, as defined in the applicable NASDAQ Listing Standards. Mr. Kosberg was appointed to the committee in March 2009. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:

•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;

•	evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;

•	for officers and key employees of the Company other than the senior executives, reviewing the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior management and the annual bonus payments to be made thereunder, and providing input and advice to senior management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;

•	advising on compensation of members of the Board;

•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans;

•	reviewing the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission and recommending to the Board of Directors whether such Compensation Discussion and Analysis should be included in the annual proxy statement; and

•	annually reviewing the committee’s performance of its responsibilities and duties and reviewing and reassessing the adequacy of the Compensation Committee Charter and recommending to the Board of Directors any necessary revisions/improvements to the Charter that the committee considers appropriate.

The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The chief executive officer is not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee currently consists of Messrs. Johnston (Chairman), Harris, Pullins and Trier. Our Board of Directors has determined that Mr. Trier and Mr. Pullins are “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website, www.usph.com, the committee is responsible for, among other things:

•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;

•	the appointment, compensation, retention and oversight of the work of the independent auditors;

•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors; and

•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting.

The Audit Committee Charter requires that the committee consist of at least three independent members of our Board. Each member of the Audit Committee is “independent”, as defined in the applicable NASDAQ Listing Standards and the rules of the SEC.

Codes of Conduct and Procedures Regarding Related Party Transactions

Codes of Conduct

Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, and an additional Code of Business Conduct and Ethics which is applicable to our directors. The Codes are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.

Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from and amendments to this Code. Neither the Board, nor a committee of its independent members received any requests for waivers or amendments to the Code, and none were granted. Any waivers from and amendments to the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. The Audit Committee did not consider any insider or affiliated party transaction in 2008. The Board is considering the adoption of a standalone Policy Statement regarding related party transactions.

Communications with the Board of Directors and Attendance at Annual Meeting.

The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Lawrance McAfee, our Assistant Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Assistant Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Assistant Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2008 annual meeting, all eleven directors were in attendance.

Compensation of Directors

For 2008, each of our non-employee directors received $7,500 per quarter (“Retainer Fee”) for serving as a member of our Board of Directors and are paid $500 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). Each of the Chairman of the Audit Committee and Compliance Committee is paid a $5,000 annual fee and the Chairman of the Board is paid a $20,000 annual chairman fee (hereinafter all referred to as “Chairman Fees”). Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Directors who are also our employees or consultants are not compensated separately for serving on our Board. In addition, in May 2008, Mr. Arnold was granted 3,500 shares of restricted stock, each of the non-employee directors received 3,000 shares of restricted stock and Mr. Swanson received 3,000 shares of restricted stock.

Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2008.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total

Daniel C. Arnold	$52,000	$55,440	$—	$—	$—	$—	$107,440
Mark J. Brookner	$30,000	$49,121	$—	$—	$—	$—	$79,121
Bruce D. Broussard	$32,000	$49,121	$—	$—	$—	$—	$81,121
Dr. Bernard A. Harris, Jr.	$35,000	$49,121	$—	$—	$—	$—	$84,121
Marlin W. Johnston	$40,000	$49,121	$—	$—	$—	$—	$89,121
J. Livingston Kosberg	$30,000	$49,121	$—	$—	$—	$—	$79,121
Jerald L. Pullins	$34,500	$49,121	$—	$—	$—	$—	$83,621
Regg E. Swanson(3)	$—	$37,913	$—	$—	$1,961	$203,846	$243,720
Clayton K. Trier	$35,500	$49,121	$—	$—	$—	$—	$84,621

(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.

(2)	The amount shown represents the compensation expense related to restricted stock awards included in the Company’s financial statements for fiscal year 2008 per FAS 123 (R) adjusted to reflect actual rather that estimated forfeitures for awards with service- based conditions. Actual forfeitures were insignificant. Compensation expense for the grants of restricted stock awards is recognized based on the fair value per share on the date of grant. For the above directors, except for Mr. Swanson, includes 834 shares at a value of $13.44 per share. For the above directors, except for Mr. Arnold, includes 2,250 shares at a value of $16.85 per share. For Mr. Arnold, includes 2,500 shares at a value of $16.85 per shares. At December 31, 2008, each of the directors, except for Mr. Arnold, had stock awards with 750 shares of restricted stock in which the restriction lapses on March 31, 2009. At December 31, 2008, Mr. Arnold had 875 shares in which the restriction lapses on March 31, 2009. For further details on equity compensation expense, see footnote 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. The non-employee directors have the following outstanding stock options at December 31, 2008. All stock options are fully vested and exerecisable.

Number of
Name	Shares

Arnold	50,002
Brookner	25,000
Broussard	40,002
Harris	30,000
Johnston	37,500
Kosberg	30,000
Pullins	57,500
Trier	32,500

(3)	Other compensation represents salary received by Mr. Swanson in his role as Managing Director of STAR Physical Therapy, LP, a subsidiary of the Company. Mr. Swanson does not receive any additional compensation for being a director.

STOCK OWNERSHIP

Stock Owned by Directors, Nominees and Executive Officers

The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table and all directors and executive officers as a group as of March 31, 2009. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.

	Number of			Percent of
	Shares		Right to	Common
Name of Beneficial Owner	Owned(1)		Acquire(2)	Stock

Directors:
Daniel C. Arnold	130,002		50,002	1.1%
Chairman of the Board
Christopher J. Reading	255,000	(3)	220,000	2.1%
President, Chief Executive Officer and Director
Lawrance W. McAfee	230,000	(4)	195,000	1.9%
Executive Vice President, Chief Financial Officer and Director
Mark J. Brookner	112,500	(5)	25,000	*
Bruce D. Broussard	53,002		40,002	*
Dr. Bernard A. Harris, Jr.	35,500		30,000	*
Marlin W. Johnston	58,000		37,500	*
J. Livingston Kosberg	297,210	(6)	30,000	2.5%
Jerald L. Pullins	68,000		57,500	*
Regg E. Swanson	146,942	(7)	—	1.2%
Clayton K. Trier	39,500		32,500	*
Non-Director Executive Officers:
Glenn D. McDowell	65,000	(4)	40,000	*
Chief Operating Officer

All directors and executive officers as a group (12 persons)	1,490,656		757,504	10.2%

*	Less than 1%.

(1)	Includes shares of our common stock subject to outstanding options that are currently exercisable or exercisable through May 30, 2009. None of the shares are pledged.

(2)	Number of shares of our common stock (of the total beneficially owned) that can be acquired through stock options exercisable through May 30, 2009.

(3)	Includes 27,500 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 2,500 shares vesting quarterly with the next vesting date of June 30, 2009 and continuing through December 31, 2011.

(4)	Includes 22,917 restricted shares with a quarterly vesting schedule as to the lapse of restrictions thereof with 2,083 shares vesting quarterly with the next vesting date of June 30, 2009 and continuing through September 30, 2011 with the final 2,087 shares vesting on December 31, 2011.

(5)	Includes 30,500 shares of our common stock owned directly by Mr. Brookner and 57,000 shares of common stock held in various trusts of which Mr. Brookner is the trustee.

(6)	Includes 230,000 shares of our common stock held by the Livingston Kosberg Trust of which Mr. Kosberg is the trustee and income beneficiary. Also includes 18,700 shares of our common stock held directly by Mr. Kosberg, 15,000 shares of our common stock held in a trust of which Mr. Kosberg is the trustee and 3,510 shares of our common stock held by Mr. Kosberg’s spouse for which Mr. Kosberg disclaims beneficial ownership.

(7)	Includes 143,942 shares of our common stock held by the Regg E. Swanson Revocable Trust of which Mr. Swanson is the trustee and beneficiary. Also includes 3,000 shares of our common stock held directly by Mr. Swanson.

Stock Owned by Certain Beneficial Holders

The table below shows the ownership of our shares of common stock by persons known to us to beneficially own more than 5% of our common stock. Unless otherwise noted, the information is based on the most recent statements filed with the SEC on Schedule 13G, submitted to us by those persons.

	Amount and		Percent of
	Nature of		Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding

Royce & Associates, LLC	1,564,475	(1)	13.0%
1414 Avenue of the Americas New York, NY 10019
Renaissance Technologies LLC	809,374	(2)	6.7%
600 University Street, Suite 2500 Seattle, WA 98101
Bank of America Corporation	699,842	(3)	5.8%
100 North Tryon Street, Floor 25 Charlotte, NC 28255

(1)	Royce & Associates, LLC has sole voting and dispositive power over all of the shares as disclosed in a Schedule 13G filed on January 30, 2009. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer. The interest of one account, Royce Pennsylvania Mutual Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 905,675 shares or 7.52% of the total shares outstanding.

(2)	Pursant to a Schedule 13G filed on February 13, 2009, Renaissance Technologies LLC has sole voting power over 728,304 of the shares, sole dispositive power over 807,574 of the shares and shared dispositive power over 1,800 of the shares. The Schedule 13G was filed by Renaissance Technologies LLC and James H. Simon because of Mr. Simons’ position as a control person of Renaissance Technologies LLC.

(3)	Bank of America has shared voting power over 566,238 of the shares and has shared dispositive power over all of the 699,842 shares. The 699,842 shares includes those held in separately managed account programs over which unaffiliated managers exercise investment discretion and voting power and over which, in certain instances, they have shared investment discretion and voting power for purposes of reporting these shares on Schedule 13G dated February 13, 2009. Filing discloses multiple entities having different amounts of voting and disposition power.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Name	Position

Christopher J. Reading	President and Chief Executive Officer
Lawrance W. McAfee	Executive Vice President and Chief Financial Officer
Glenn D. McDowell	Chief Operation Officer

For information concerning Messrs. Reading and McAfee see “Election of Directors” above.

Glenn D. McDowell, 52, was promoted to Chief Operating Officer effective January 24, 2005. Mr. McDowell served as our Vice President of Operations overseeing the west region since joining us in October 2003 until January 2005. From 1996 to 2003, Mr. McDowell was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. His most recent position with HealthSouth Corporation was Vice President of Operations — West Ambulatory Division where he oversaw the operations of more than 165 outpatient rehabilitation and other facilities.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”) and the other executive officers listed in the Summary Compensation table (the “Named Executives”). The committee also evaluates the performance of the CEO and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the CEO and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.

In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.

Compensation Support

Our management, our Human Resources department and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.

Under its charter, the committee also may retain at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee. In 2008, no compensation consulting services were retained by the committee or by the Company.

Peer Group and Compensation Targets

During 2006, with the assistance of an external consulting firm, the committee selected a compensation peer group consisting of a number of publicly traded companies (the “Peer Group”). The committee reviewed the Peer Group compensation data to ensure competitiveness of the executive compensation program.

Compensation Philosophy and Objectives

Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officer’s compensation through the grant of stock options or restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help to align the interests of these persons with the interests of our stockholders.

The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all of the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives, such as improved profitability, cash flow and management of working capital. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on LTIP (as defined below) criteria.

The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve. While a significant portion of compensation to the Company’s executive officers is performance-based, the committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The committee also takes into account the compensation practices of comparable companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.

Base Salaries

Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.

Annual Cash Incentive Compensation

Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.

Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executives. See Summary Compensation Table below.

In May 2007, the committee approved the performance criteria that were used to determine executive officer cash bonus awards for the 2007 Fiscal Year (“2007 Executive Officer Incentive Plan”) for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (the “Participants”). Under the 2007 Executive Officer Incentive Plan, each Participant could earn up to 50% of the Participant’s base salary depending on target levels of growth in net earnings from continuing operations over the 2006 Fiscal Year (“Objective Portion of Bonus Calculation”) and up to 50% of the Participant’s base salary based on a subjective determination of the committee utilizing certain performance criteria including: stock price performance, same store growth, clinic productivity improvements, management development, operational performance relative to the external environment, accretive acquisitions, clinic development including number and quality of new partners recruited, sales and marketing, regulatory compliance, maintaining adequate internal controls, investor relations, quality of earnings, and cash flow including accounts receivable management. In 2008, the objective criteria was changed by the committee from net earnings from continuing operations to diluted earnings per share.

For the 2008 fiscal year, the Participants were eligible to earn up to 50% of their respective base salaries dependent upon the Company achieving diluted earnings per share in the range of $0.75 to $0.87. Based on actual reported diluted earnings per share of $0.83 for 2008, which represented an improvement over 2007 of 10.7%, the Participants were entitled to 69.2% of the 50% tied to the objective criteria. The remaining portion of the Participants’ cash bonus award was based upon a subjective determination of the committee. The committee utilizes certain performance criteria as listed above but generally does not consider it practicable to, nor does it generally attempt to, quantify, rank or otherwise assign relative weights to the specific performance criteria it considers in reaching its decision. In considering these performance criteria, the individual members of the committee may have given different weights to different performance criteria. The performance criteria are not intended to be rigid or formulaic but rather serve as a framework under which the committee reviews the total compensation and performance of the Participants to determine what incentive amount is appropriate for any specific year. For 2008, Mssrs. Reading, McAfee and McDowell received $150,000, $144,000 and $86,000, respectively, for their subjective portion.

Long-term Equity Incentive Awards

Our 2003 Stock Incentive Plan and Amended and Restated 1999 Employee Stock Option Plan (“1999 Plan”) were approved by our Board and stockholders to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.

Options and restricted shares are granted at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over three to five years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, options may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.

During 2008, the committee granted a total of 52,500 restricted shares of common stock to 19 employees. In addition, in May 2008, 24,500 restricted shares of common stock were granted to eight non-employee directors and 3,000 to Mr. Swanson. During 2008, the committee also granted 80,000 restricted shares of common stock to the Named Executives in connection with renewal and extension of the employment agreements with such executives. See “Grants of Plan-Based Awards” for additional detail on the restricted stock granted to the Named Executives. There were no stock options granted in 2008.

Post-Employment Benefits

We have entered into employment and termination agreements with our Named Executives which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Named Executive Officer Compensation — Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.

Benefits and Perquisites

Defined Contribution Plan.  The Company maintains a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) (the “401(k) Plan”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plan allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. The assets of the 401(k) Plan are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company contributions. We did not make any contributions to the 401(k) Plan during 2008.

Life Insurance.  The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.

Health and Welfare Benefits.  All executive officers, including the Named Executives, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned work location.

Employment and Consulting Agreements

In October 2004, each of Messrs. Reading and McAfee entered into new employment agreements effective as of November 1, 2004 that superseded their employment agreements that were effective in September 2003. These employment agreements have three-year terms with automatic one-year renewals if not terminated on at least 12 months notice, and established annual base compensation at $325,000. Additional compensation to each employee included non-qualified stock options to purchase 150,000 shares of the Company’s common stock pursuant to the Company’s 2003 Stock Option Plan. These options vest at the rate of 20% per year beginning on the anniversary date of the employment agreement. Both Messrs. Reading and McAfee are entitled to a special benefit payment equal to $500,000 (payable in equal amounts over the remaining term of the agreement) as defined by their respective employment agreements in the event of a change in control and Mr. Reading does not continue as the President and Chief Executive Officer of the Company after the change in control, or Mr. McAfee does not continue as the Executive Vice President and Chief Financial Officer of the Company after the change in control. In addition, if either executive is terminated without cause or resigns for good reason (as defined under their respective agreement), he is entitled to his base salary through the remaining term of the contract, an amount equal to his last year’s bonus or the average over the last three years, whichever is greater, and accrued but unpaid vacation. The employment agreements also provide for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment. These agreements were amended and restated in May 2007 and December 2008 to change the expiration dates to December 31, 2009 and December 31, 2011, respectively. No other material changes were made to the agreements. Effective January 4, 2009, the annual base salary under the agreements was increased to $382,500 for Mr. Reading and $367,200 for Mr. McAfee.

On May 24, 2007, Glenn D. McDowell entered into a new employment agreement (the “McDowell Employment Agreement”) which was subsequently amended on December 2, 2008, to change the expiration date from December 31, 2009 to December 31, 2011. Effective January 4, 2009, Mr. McDowell’s annual base salary was increased to $230,000 per year.

The McDowell Employment Agreement may be terminated by the Company prior to the expiration of its term in the event Mr. McDowell’s employment is terminated for “cause” (as defined in the McDowell Employment Agreement). If a “change in control” (as defined in the McDowell Employment Agreement) occurs and Mr. McDowell does not continue as our Chief Operating Officer after the change of control, Mr. McDowell will be entitled to a change of control benefit payment of $283,333 (payable in equal amounts over the remaining term of the agreement). If the employment of Mr. McDowell is terminated by the Company without “cause” or by Mr. McDowell for “good reason,” he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of: (i) the bonus paid or payable to Mr. McDowell with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. McDowell over the last three fiscal years of employment ending with the last fiscal year prior to termination.

Messrs. Reading, McAfee and McDowell are eligible to receive annual cash bonuses and are entitled to participate in any employee benefit plans adopted by us. In December 2008 in connection with the renewal and extension of their employment agreements as discussed above, the Compensation Committee granted 30,000, 25,000, and 25,000, respectively, shares of restricted stock to Messrs. Reading, McAfee and McDowell.

Messrs. Reading, McAfee and McDowell’s employment agreements may each be terminated by the Company prior to the expiration of their term in the event their respective employment is terminated for “cause” (as defined in each such agreement). See discussion below entitled “Post Termination/Change-in- Control Benefits” regarding Change in Control provisions.

We do not have any executive retention and severance arrangements or change in control agreements with our Named Executives other than those described above.

Long-Term Incentive Plan 2007 -09

On June 20, 2007, the Compensation Committee approved and adopted the USPH Executive Long-Term Incentive Plan 2007-09 (“LTIP”) under which cash-based awards may be awarded to the Company’s executive management including the chief executive officer, chief financial officer and chief operating officer, upon satisfaction of certain performance criteria established by the Compensation Committee. The LTIP is included as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on June 20, 2007. The discussions set forth below are qualified in their entirety by reference to such Exhibit 10.1.

Incentive and Reward for Stockholder Return Based upon Stock Price Appreciation — Cash awards are paid to the chief executive officer (“CEO”), chief financial officer (“CFO”) and chief operating officer (“COO”) in accordance with the LTIP. A cash award will be paid to each of the CEO, CFO and COO in early 2010, if at all, for every 1% the weighted average trading price per share of our common stock for the second half of calendar year 2009 exceeds $15.63 (the “Target Price”). The Target Price represents 6% annual compound appreciation for three years over the $13.12 average trading price of the common stock for the second half of calendar year 2006. The cash awards will be equal to $18,000 for the CEO, $17,300 for the CFO and $9,600 for the COO, for each 1% increase in the trading price of the common stock over the Target Price. The per share price calculation will be adjusted for any cash or stock dividends, stock splits/combinations or recapitalizations.

In the case of Change in Control (as defined in the Company’s 2003 Incentive Stock Plan) that occurs prior to January 1, 2010, the calculation of the LTIP cash award will be made as though the closing price for the next-to-last day of trading of our common stock prior to such Change in Control was the weighted average trading price per share for the second half of 2009, and the Target Price will be recalculated assuming 6% annual compound appreciation through the date of the Change in Control. The LTIP cash award would be payable at the time of the Change in Control and the LTIP will then cease to be in effect.

If any participating executive’s employment with the Company is terminated for any reason (other than in connection with a Change in Control as discussed above) prior to January 1, 2010, such executive will not be eligible for any LTIP cash award based on the weighted average trading price performance criteria described above

Maximum cash awards under the LTIP depending on the weighted average trading price per share of common stock achieved for the second half of calendar year 2009 are $1,458,000 for the CEO, $1,401,300 for the CFO and $777,600 for the COO. This maximum cash award will only be achieved (absent a Change in Control) if the weighted average trading price per share of common stock for the second half of calendar year 2009 exceeds $26.24 which equals a 100% or more appreciation in the stock price as compared to the $13.12 average trading price of the common stock for the second half of calendar year 2006.

Incentive and Reward for Growth in Diluted Earnings per Share — An additional objective under the LTIP is to grow the diluted earnings per share of the Company by more than 12.5% per annum during each of the years 2007, 2008 and 2009. No amounts were accrued or paid under the LTIP relating to the years ended 2007 and 2008.

The CEO, CFO and COO each have the opportunity to earn cash awards for achieving the objective during each year of the LTIP. The maximum amount of cash incentive that can be earned over the three year measurement period of the LTIP is as stated below:

CEO	$750,000
CFO	$720,000
COO	$375,000

Using diluted earnings per share of the Company from continuing operations of $0.70 for 2006 as a baseline, if the comparable diluted earnings per share of the Company for 2007 is greater than $0.70 by 12.5% ($.7875) or more, each of the CEO, CFO and COO will be entitled to a cash award under the LTIP (“Performance Award”) equal to one-sixth (16.67%) of the executive’s total maximum incentive. In addition, one-sixth (16.67%) of the executive’s total maximum incentive will be placed in the “Deferred Performance Awards” category. The diluted earnings per share of the Company for 2007 then becomes the “base” for the 2008 calculation, and so on. Upon achievement of the 12.5% target percentage in any given year during the three-year period, each executive will be entitled to Performance Award equal to one-sixth (16.67%) of the executive’s total maximum incentive and another one-sixth (16.67%) of the executive’s total maximum incentive will be placed in the “Deferred Performance Awards” category. Performance Awards will vest on January 1 following the fiscal year for which they are awarded and will be paid in cash within 30 days after the diluted earnings per share of the Company is determined for 2007, 2008 and 2009, as applicable. All Deferred Performance Awards will be vested on January 1, 2010 and will be paid in cash within 30 days after the diluted earnings per share of the Company is determined for fiscal year 2009.

In any year that growth in diluted earnings per share of the Company is less than 12.5% from the prior year base, no Performance Awards will be earned by the executives. However, to the extent that growth in diluted earnings per share of the Company during the 3-year period of the LTIP is 42% or greater, all the Performance Awards and Deferred Performance Awards available during such 3-year period shall be considered to have been earned.

In computing achievement of the performance criteria, if for any year during the testing period the diluted earnings per share is less than the prior year, the “base” for the following year will not be adjusted. Diluted earnings per share will be based on the Company’s annual audited financial statements subject to applicable accounting being applied from year to year, and thus, the calculation may be adjusted consistent with changes in accounting rules or policies. In addition, the committee may elect to exclude extraordinary, unusual or non-recurring items of gain or loss in a particular year from reported diluted earnings per share for that year for purposes of the calculations above.

Compensation of Chief Executive Officer

Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reading’s annual base salary was increased by the Compensation Committee to $341,250 effective February 27, 2006, to $355,000 effective January 7, 2007, to $375,000 effective January 7, 2008 and to $382,500 effective January 4, 2009. Mr. Reading received a bonus of $75,000 for 2006, which was paid in March 2007 and a bonus of $177,500 for 2007 which was paid in March 2008. For 2008, Mr. Reading earned a bonus of 279,750 which was paid in March 2009. Although Mr. Reading participated in our 401(k) Plan in 2008, we did not make any matching contributions to the plan during the year. Effective beginning in 2007, Mr. Reading participates in the LTIP under which he is eligible for cash awards based on Company performance through 2009, as previously described. In addition to cash compensation, under our 2003 Stock Incentive Plan, during 2008, Mr. Reading was granted 30,000 shares of restricted stock which restrictions lapse in equal quarterly installments of 2,500 shares beginning March 31, 2009 and continuing through December 31, 2011. No stock options were granted to Mr. Reading in 2008, 2007 and 2006.

In determining the appropriate compensation for Mr. Reading, the Compensation Committee evaluates our overall performance under Mr. Reading’s leadership, as well as his individual contributions to key strategic, financial and development objectives. The committee utilized a combination of quantitative measures and qualitative factors in reviewing his performance and compensation. In 2006, the committee used the services of a third party consulting firm to review the compensation packages of the Named Executives, including Mr. Reading, and to compare their present level of compensation to comparably-sized publicly traded companies and to other comparably-sized healthcare companies. The committee has not felt the need to engage a third party consulting firm since this time.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.”

In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

Executive Compensation

Summary Compensation

The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of our Company during 2006, 2007 and 2008 to Messrs. Reading, McAfee and McDowell (“Named Executives”).

Summary Compensation Table
For the Fiscal Years Ended December 31, 2008, 2007 and 2006

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Christopher J. Reading	2008	374,231	—	6,819	333,658	279,750	—	810	995,268
Chief Executive	2007	354,471	—	—	344,664	177,500	—	540	877,175
Officer	2006	338,750	75,000	—	344,809	—	—	443	759,002
Lawrance W. McAfee	2008	359,423	—	5,681	333,658	268,560	—	1,242	968,564
Chief Financial	2007	344,856	—	—	344,664	172,500	—	1,242	863,262
Officer	2006	338,750	75,000	—	344,809	—	—	1,038	759,597
Glenn D. McDowell	2008	214,249	—	5,681	74,343	160,390	—	1,028	455,691
Chief Operating	2007	195,310	—	—	75,426	100,000	—	938	371,674
Officer	2006	190,337	35,000	—	75,406	—	—	426	301,169

1.	The amounts shown represent annual incentive bonuses earned by the Named Executives for fiscal year 2006 which was paid in March 2007. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for further details. The Named Executive’s annual bonus for 2005, which was paid in 2006, is not reported in this table as it related to the Named Executive’s performance during 2005 and has been previously disclosed.

2.	The amounts shown represents the compensation expense related to restricted stock awards included in the Company’s financial statements for fiscal year 2008 per FAS 123 (R) adjusted to reflect actual rather than estimated forfeitures for awards with service-based conditions. There were no forfeitures. Compensation expense for the grants of restricted stock awards is recognized based on the fair value of $10.91 per share on the date of grant. See the Company’s Annual Report for the year ended December 31, 2008 for a description of the FAS 123(R) valuations and a description of the equity plans. There were no grants of restricted stock to the Named Executives in 2007 and 2006. For further details on equity compensation expense, see footnote 10 of the Notes To Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

3.	The amounts shown represent the compensation expense related to option awards included in the Company’s financial statements for fiscal years 2008, 2007 and 2006 per FAS 123(R) adjusted to reflect actual rather than estimated forfeitures for awards with service-based vesting conditions. Actual forfeitures were insignificant. The awards consist of stock options granted to the Named Executives under the 2003 Stock Incentive Plan and inducement options. See the Company’s Annual Report for the year ended December 31, 2008 for a description of the FAS 123(R) valuations and a description of the 2003 Stock Incentive Plan and inducement options. The compensation expense for the option awards includes the values for awards granted in prior fiscal years. There were no grants of stock options to the Named Executives in 2008, 2007 and 2006. For further details on equity compensation expense, see footnote 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

4.	The amounts shown represent annual incentive bonuses earned by the Named Executives for fiscal years 2008 and 2007 which were paid in March 2009 and March 2008, respectively. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” for further details.

5.	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executives.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards during 2008 to Messrs. Reading, McAfee and McDowell (“Named Executives”).

Grant of Plan-Based Awards
For Fiscal Year Ended December 31, 2008

					All Other
					Stock		Grant
					Awards:		Date Fair
		Estimated Possible Payouts			Number		Value of
		Under Non-Equity			of Shares		Stock and
		Incentive Plan Awards(1):			of Stock		Option
	Grant	Threshold	Target	Maximum	or Units		Awards
Name	Date	($)	($)	($)	(#)		($)

Christopher J. Reading	12/1/2008				30,000	(2)	327,300
	4/28/2008	$—	$375,000	$375,000
Lawrance W. McAfee	12/1/2008				25,000	(3)	272,750
	4/28/2008	$—	$360,000	$360,000
Glenn D. McDowell	12/1/2008				25,000	(3)	272,750
	4/28/2008	$—	$215,000	$215,000

1.	Possible payments under the Executive Officer Incentive Plan for 2008. See Summary Compensation Table for actual amounts earned for 2008 which were paid in March 2009.

2.	Grant of restricted stock under the 1999 Plan, with a three year quarterly vesting schedule as to the lapse of restrictions thereof with 1/12 equal portions (2,500 shares) vesting quarterly, with the first 1/12 vested on March 31, 2009 and thereafter equal 1/12 portions on June 30, September 30 and December 31 each year until all such shares shall have vested on December 31, 2011.

3.	Grant of restricted stock under the 1999 Plan with a three year quarterly vesting schedule as to the lapse of restrictions thereof with 1/12 equal portions (2,083 shares with the final portion being 2,087) vesting quarterly, with the first 1/12 vested on March 31, 2009 and thereafter equal 1/12 portions on June 30, September 30 and December 31 each year until all such shares shall have vested on December 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “— Employment and Consulting Agreements” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreement with our Named Executives. See “— Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and stock awards that have not vested as of December 31, 2008 for each Named Executive.

Outstanding Equity Awards at Fiscal Year-End December 31, 2008

	Option Awards					Stock Awards
			Equity					Equity	Equity Incentive
			Incentive			Number	Market	Incentive	Plan Awards
			Plan Awards:			of Shares	Value of	Plan Awards:	Market or
	Number of	Number of	Number			or Units	Shares or	Number of	Payout Value of
	Securities	Securities	of Securities			of Stock	Units of	Unearned Shares,	Unearned Shares,
	Underlying	Underlying	Underlying			That Have	Stock	Units or Other	Units or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Not	That Have	Rights That	Rights That Have
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Not Vested	Have Not Vested	Not Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)(1)	(#)	($)

Christopher J. Reading	50,000	—	—	$14.32	11/18/2013	30,000 (2)	$399,900	—	$—
	50,000	—	—	$12.51	6/2/2014
	120,000	30,000 (3)	—	$13.54	10/5/2014
Lawrance W. McAfee	40,000	—	—	$14.32	11/18/2013	25,000 (4)	$333,250	—	$—
	35,000	—	—	$12.51	6/2/2014
	120,000	30,000 (3)	—	$13.54	10/5/2014
Glenn D. McDowell	4,000	—	—	$14.32	11/18/2013	25,000 (4)	$333,250	—	$—
	36,000	9,000 (3)	—	$13.97	2/23/2015

1.	Calculated based on the closing market price of our common stock on December 31, 2008 at $13.33 per share.

2.	The restricted shares have a three year quarterly vesting schedule as to the lapse of restrictions thereof with 1/12 equal portions (2,500 shares) vesting quarterly, with the first 1/12 vested on March 31, 2009 and thereafter equal 1/12 portions on June 30, September 30 and December 31 each year until all such shares shall have vested on December 31, 2011.

3.	For Mssrs. Reading and McAfee the 30,000 shares vest on November 1, 2009. For Mr. Dowell, the 9,000 shares vest February 23, 2010.

4.	The restricted shares have a three year quarterly vesting schedule as to the lapse of restrictions thereof with 1/12 equal portions (2,083 shares with the final portion being 2,087 shares) vesting quarterly, with the first 1/12 vested on March 31, 2009 and thereafter equal 1/12 portions on June 30, September 30 and December 31 each year until all such shares shall have vested on December 31, 2011.

Option Exercises and Stock Vested Table

No stock options were exercised by and no stock awards vested for the Named Executives during the year ended December 31, 2008.

Post Termination/Change-in-Control Benefits

Messrs. Reading, McAfee and McDowell’s employment agreements may be terminated by us prior to the expiration of its term in the event their respective employment is terminated for “cause” (as defined in each agreement). If a “change in control” (as defined in each agreement) occurs and Mr. Reading does not continue as the President and Chief Executive Officer of the Company after the change of control, or Mr. McAfee does not continue as Executive Vice President and Chief Financial Officer of the Company after the change of control, each of Messrs. Reading and McAfee, as applicable, will be entitled to a change of control benefit of $500,000 (payable in equal amounts over the remaining term of the agreement). If the employment of Mr. Reading or Mr. McAfee is terminated by us without “cause” or by the executive for “good reason,” he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of: (i) the bonus paid or payable to Mr. Reading or Mr. McAfee, as applicable, with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. Reading or Mr. McAfee, as applicable, over the last three fiscal years of employment ending with the last fiscal year prior to termination. If a “change in control” (as defined in the McDowell Employment Agreement) occurs and Mr. McDowell does not continue as our Chief Operating

Officer after the change of control, Mr. McDowell will be entitled to a change of control benefit of $283,333 (payable in equal amounts over the remaining term of the agreement). If the employment of Mr. McDowell is terminated by the Company without “cause” or by Mr. McDowell for “good reason,” he would be entitled to receive the compensation then in effect for the remainder of the term of the McDowell Employment Agreement and the greater of: (i) the bonus paid or payable to Mr. McDowell with respect to the last fiscal year completed prior to the termination, or (ii) the average of the bonuses paid to Mr. McDowell over the last three fiscal years of employment ending with the last fiscal year prior to termination.

The amount of compensation payable to each Named Executive under the agreements is detailed in the tables below:

Christopher Reading Chief Executive Officer

	Voluntary		Executive
	Termination		Resigns
Executive Benefits and Payments	or For	Without	For Good	Change In
Upon Termination(1)	Cause	Cause	Reason	Control

Compensation
Severance(2)	$—	$1,147,500	$1,147,500	$382,500
Annual Cash Incentive(3)	—	279,750	279,750	279,750
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	399,900	399,900	399,900
Benefits and Perquisities
Health and Dental Coverage(6)	—	28,080	28,080	9,360

Total	$—	$1,855,230	$1,855,230	$1,571,510

Lawrance McAfee Chief Financial Officer

	Voluntary		Executive
	Termination		Resigns
Executive Benefits and Payments	or For	Without	For Good	Change In
Upon Termination(1)	Cause	Cause	Reason	Control

Compensation
Severance(2)	$—	$1,101,600	$1,101,600	$367,200
Annual Cash Incentive(3)	—	268,560	268,560	268,560
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	333,250	333,250	333,250
Benefits and Perquisities
Health and Dental Coverage(6)	—	28,080	28,080	9,360

Total	$—	$1,731,490	$1,731,490	$1,478,370

Glenn McDowell Chief Operating Officer

	Voluntary		Executive
	Termination		Resigns
Executive Benefits and Payments	or For	Without	For Good	Change In
Upon Termination(1)	Cause	Cause	Reason	Control

Compensation
Severance(2)	$—	$690,000	$690,000	$230,000
Annual Cash Incentive(3)	—	160,390	160,390	160,390
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	333,250	333,250	333,250
Benefits and Perquisities
Health and Dental Coverage(6)	—	28,080	28,080	9,360

Total	$—	$1,211,720	$1,211,720	$1,016,333

1.	For purposes of this analysis, we assumed the effective date of termination is December 31, 2008, the price per share of our common stock on the date of termination is $13.33 and that the executive’s base salary is as follows: Mr. Reading — $382,500; Mr. McAfee — $367,200; and Mr. McDowell — $230,000.

2.	Under “Without Cause” and “Executive Resigns for Good Reason”, severance is calculated as base salary over the remaining term of the employment agreement which expires December 31, 2011.

3.	Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

4.	Based on amounts stipulated in the respective employment agreements.

5.	Pursuant to the Restricted Stock Agreement for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested.

6.	Calculated for the remaining term of the agreement which expires on December 31, 2011. In the event of a “Change in Control”, the remaining term of the agreements is one year from such event.

COMPENSATION COMMITTEE REPORT

The Compensation Committee was composed of three independent directors during 2008. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to our directors, determine the compensation for our executive officers and administer incentive stock plans. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2009 Annual Meeting of Stockholders.

Respectfully submitted,

The Compensation Committee
Daniel C. Arnold, Chairman
Bruce D. Broussard
Clayton K. Trier

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2008 were Messrs. Arnold (Chairman), Broussard and Trier. Mr. Kosberg was appointed to the Compensation Committee in March 2009. None of the members of the Compensation Committee has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our board of directors or Compensation Committee during 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2008:

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options	Outstanding	Excluding Securities
Plan Category	and Rights	Options and Rights	Reflected in 1st Column

Equity Compensation Plans Approved by Stockholders(1)	766,309	$14.17	343,224
Equity Compensation Plans Not Approved by Stockholders(2)	126,000	$13.95	—

Total	892,309	$14.14	343,224

1.	The 1992 Stock Option Plan, as amended (the “1992 Plan”), expired in 2002, and no new option grants can be awarded subsequent to this date. The 2003 Stock Incentive Plan (the “2003 Plan”) permits us to grant stock-based compensation to employees, consultants and outside directors of the Company. The Amended and Restated 1999 Employee Stock Option Plan (the “Amended 1999 Plan”) permits us to grant stock-based compensation to employees and non-employee directors. The Amended 1999 Plan was approved by our stockholders at our annual meeting of stockholders held on May 20, 2008.

2.	Inducement options were granted to certain individuals in connection with their offers of employment or initial affiliation with us. Each inducement option was made pursuant to an option grant agreement.

For further descriptions of the 1992 Plan, Amended 1999 Plan, 2003 Plan and the inducement options, see “Equity Based Plans” in Note 10 of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Certain Relationships and Related Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. The Audit Committee did not consider any insider or affiliated party transaction in 2008. The Board is considering the adoption of a stand alone policy statement regarding related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2008 all Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis.

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2009 and to render other services as required and approved by the committee. Grant Thornton LLP has acted as our independent registered public accounting firm since August 27, 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.

If the stockholders fail to ratify the appointment of Grant Thornton LLP, the committee will consider whether or not to retain that firm since shareholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2009

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP has acted as our independent registered public accounting firm since August 27, 2004.

Audit and Non-Audit Fees

The following table sets forth the fees billed for services performed by Grant Thornton LLP for fiscal year 2008 and 2007:

	2008	2007

Audit Fees	$440,725	$446,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$440,725	$446,000

Audit fees include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year as well as reviews of our financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. In 2008 and 2007, 100% of the audit-related services were pre-approved pursuant to these pre-approval procedures. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

Report of the Audit Committee

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Board of Directors has appointed an Audit Committee consisting of Messrs. Johnston (Chairman), Pullins and Trier, and Dr. Harris, all of whom are financially literate and independent (as that term is defined by applicable NASDAQ Listing Standards and SEC Rule 10A-3(b)). The Board of Directors has determined Mr. Trier and Mr. Pullins to be the “audit committee financial experts” under the rules of the SEC.

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its responsibilities, the committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external audits and its processes for compliance with laws and regulations, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.

The audit committee has a sub-committee which provides general oversight of our Company’s compliance with legal and regulatory requirements regarding healthcare operations (“Compliance Committee”). The Compliance Committee also monitors the Company’s telephone “hotline” by which it can directly receive, on an anonymous and confidential basis, complaints regarding any subject, including accounting, internal accounting controls, questionable accounting, auditing or other matters that the Company’s employees, and non-employees, may have. Members of the Compliance Committee are Messrs. Johnston (Chairman) and Pullins, and Dr. Harris.

The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2008.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financials statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earning releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal accounting and financial controls in connection with the filing of the Annual Report on Form 10-K and other periodic reports with the SEC. However, members of the committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

Prior to commencement of audit work, the committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2008, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2008. The committee also reviewed and discussed with Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal controls over financial reporting had come to the auditors’ attention during the conduct of the audit, and the overall quality of the Company’s financial reporting.

The committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the committee concerning independence and the committee has discussed with Grant Thornton LLP their independence. The committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.

Respectfully submitted,

The Audit Committee
Marlin W. Johnston, Chairman
Dr. Bernard A. Harris
Jerald L. Pullins
Clayton K. Trier

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Any proposal intended to be presented by any stockholder for action at the 2010 annual meeting of Stockholders (“2010 Annual Meeting”) must be received by us on or before December 15, 2009 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting. If the date of next year’s 2010 Annual Meeting is changed by more than 30 days from May 19, 2010, the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2010 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2010 Annual Meeting, such proposal must be received by the Corporate Secretary of U.S. Physical Therapy, Inc. at its principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by February 28, 2010. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2009 Annual Meeting of stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors does not know of any other matters to be presented for action by stockholders at the 2009 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the proxy as directed by a majority of the Board of Directors.

By Order of the Board of Directors,

Lawrance McAfee
Assistant Secretary

Houston, Texas
April 14, 2009

. FOLD AND DETACH HERE AND READ THE REVERSE SIDE . FOR all nominees listed (except WITHHOLD as marked to AUTHORITY the contrary to vote for all below) nominees listed. 1. ELECTION OF DIRECTORS Election of eleven directors to serve until the next annual meeting of stockholders. Nominees: Daniel C. Arnold, Christopher J. Reading, Lawrance W. McAfee, Mark J. Brookner, Bruce D. Broussard, Bernard A. Harris, Jr., Marlin W. Johnston, J. Livingston Kosberg, Jerald L. Pullins, Regg E. Swanson and Clayton K. Trier. WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES (Print Name in Space Provided.) 2. Approval of the Amended and Restated 1999 Employee Stock Option Plan. Please mark your votes like this X FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2008. 4. As determined by a majority of our Board of Directors, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature ___Signature ___Date___ Please date and sign exactly as name appears hereon and return in the enclosed envelope. Signature of Stockholder or Authorized Representative (Only one signature is required in the case of stock ownership in the name of two or more persons.)

. FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PROXY PROXY U.S. PHYSICAL THERAPY, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2008 THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I, the undersigned stockholder of U.S. Physical Therapy, Inc. (the “Company”), hereby appoint Christopher J. Reading and Lawrance W. McAfee, and each of them, with full power of substitution, as my true and lawful attorneys, agents and proxies to cast all votes with respect to the Company’s common stock, which I am entitled to cast at the 2008 Annual Meeting of Stockholders to be held on Tuesday, May 20, 2008, at 9:00 a.m. (CT), at the Company’s offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, and at any adjournments or postponements of such meetings, upon the following matters. This proxy will be voted as directed by you. PROPERLY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED, FOR THE APPROVAL OF THE AMENDED AND RESTATED 1999 EMPLOYEE STOCK OPTION PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008 AND AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and the 2007 Annual Report on Form 10-K, and hereby revokes any proxy or proxies heretofore given with respect to such shares of the Company’s common stock. This proxy may be revoked at any time before its exercise. (continued and to be signed and dated on reverse side)